Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made this 31st day of May 2011, by and between RoomStore, Inc. (“RoomStore” or the “Company”) and Curtis C. Kimbrell III (“Executive”).

WHEREAS, the Board of Directors of RoomStore (“Board”) and the Executive previously entered into an employment agreement on June 1, 2005 (“June 2005 Agreement”), pursuant to which the Executive has been serving as President and CEO of RoomStore, and

WHEREAS, the Board and the Executive desire to enter into a new Agreement governing the terms and conditions of the Executive’s employment with the Company.

NOW THEREFORE, in consideration of the promises and mutual agreements herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Prior Agreement Terminated. The June 2005 Agreement and any renewals thereof, are hereby terminated in their entirety, effective immediately.

2. Employment and Duties. RoomStore will continue to employ the Executive as President and Chief Executive Officer of RoomStore, Inc. (the “Position”). The Executive shall have the normal duties, responsibilities and authority associated with the Position, subject to the power and authority of the Board to expand or limit such duties, responsibilities and authority, and to override the actions and decisions of the Executive. The Executive shall devote his best efforts and his full business time and attention to the business affairs of RoomStore, and shall report to the outside directors of the Board.

3. Compensation and Benefits.

3.1 Base Salary. The Executive shall receive for his services rendered in connection with the Position an annual base salary (“Base Salary”) of $400,000. The Base Salary shall be payable in regular installments in accordance with the regular payroll schedule and practices of the Company, and subject to withholding for applicable taxes.

3.2 Benefits. The Executive shall continue to be eligible for any and all benefits provided by the Company to its executive officers including, but not limited to, health and dental benefits, life insurance benefits, long-term disability insurance benefits, an automobile allowance, and 401K plan contributions (when available)(collectively, “Benefits”). All Benefits shall end upon termination of this Agreement, except that the Executive shall have the right to continue any and all health and dental benefits at his sole cost and expense, subject to COBRA rights and regulations, and the Company shall pay for up to 1 year of life insurance benefits and long-term disability insurance (“Post-Termination Benefits”).

3.3 Bonus Plan. The Executive shall be entitled to participate in any annual bonus plan, which is approved by the Board and in effect during the term of this Agreement (“Bonus Plan”).

3.4 Business Expenses. The Company shall reimburse the Executive for the actual cost of all reasonable travel, entertainment and other business expenses incurred by the Executive in the performance of his duties. Such expenses shall be reimbursed pursuant to the standard policies and procedures of the Company.

4. Term and Termination Events

4.1 One Year Term. Unless terminated sooner as provided below, this Agreement shall terminate on May 31, 2012.

4.2 Termination Without Cause by the Company. This Agreement may be terminated without cause by the Company upon 10 days notice. The last day of the Executive’s employment shall be referred to as the Termination Date. If this Agreement is terminated under this section 4.2, then the Executive shall be entitled to the following monies and benefits: (i) Base Salary and Benefits through the Termination Date; (ii) Base Salary for a period of 1 full year following the Termination Date, payable in quarterly installments with the first installment due on the Termination Date and the remaining 3 installments due 90 days, 180 days, and 270 days thereafter; (iii) Post-Termination Benefits; and (iv) the pro-rated portion any amounts earned under any Bonus Plan in effect prior to the Termination Date, to be determined after the close of the fiscal year in which the Termination Date occurred. The Company shall not be required to pay any monies or benefits under this section 4.2 unless and until the Executive shall have executed and delivered to the Company a Company-prepared release (“Release”) of any and all claims or potential claims, against the Company, its directors, officers, employees, shareholders and subsidiaries, arising from or related to any act or omission occurring prior to the Termination Date. This Release shall also include a release of potential claims by the Company against the Executive, arising from or related to any act or omission of the Executive occurring prior to the Termination Date, except for any act or omission by the Executive involving intentional wrongdoing, fraud, or breach of fiduciary duty. Any and all stock options granted to the Executive, which have fully vested prior to the Termination Date, shall expire as set forth in the respective plan documents that granted the options.

4.3 Termination For Good Cause by the Company. Upon written notice to the Executive, the Company may immediately terminate this Agreement for “Good Cause.” Good Cause shall include: (i) the Executive’s conviction of, or plea of nolo contendere or guilty to, any crime involving dishonesty, fraud or moral turpitude; (ii) the Executive’s gross negligence with respect to the performance of the duties of his Position; (iii) the Executive’s willful or serious misconduct, or willful or serious violation of Company policies; (iv) the Executive’s breach of trust or breach of fiduciary duty in the performance of the duties or responsibilities of his Position; (v) the Executive’s willful failure or refusal to comply with a reasonable directive of the Board; or (vi) the Executive’s breach of any term or provision of this Agreement. The last day of the Executive’s employment shall be referred to as the Termination Date. The Executive shall be entitled to Base Salary and Benefits earned and unpaid through to the Termination Date, and no other money, pay and benefits shall be owed or paid. Any and all stock options granted to the Executive, which have fully vested prior to the Termination Date, shall expire as set forth in the respective plan documents that granted the options.

4.4 Voluntary Termination by the Executive. If the Executive resigns, then this Agreement will be terminated as of the effective date of his resignation. If this Agreement is terminated under this section 4.4, then the Executive shall be entitled to his Base Salary and Benefits through the effective date of his resignation. No other monies or benefits shall be due or paid under this Agreement. Any and all stock options granted to the Executive, which have fully vested prior to the Termination Date, shall expire as set forth in the respective plan documents that granted the options.

5. Post Employment Duties. For a period of three (3) years following the termination of this Agreement, the Executive shall: (i) fully and truthfully cooperate and assist the Company and its subsidiaries, to the fullest extent possible, in any and all issues, matters, legal proceedings or litigation related to or associated with the business, management or operation of or any other matter involving the Company or its subsidiaries in any way or of any nature whatsoever arising from, related to or connected with any period in which the Executive was employed by or otherwise provided services to the Company or its subsidiaries or in which the Executive has or may have past knowledge, information or experience or applicable expertise; and (ii) fully cooperate, assist, participate and work with the Company or its Subsidiaries on any and all issues or matters for which the Company or its subsidiaries may seek his cooperation, assistance, participation, involvement or consultation. This assistance shall be provided at the times and dates which shall not unreasonably interfere or conflict with the Executive’s then current employment. The Company shall reimburse the Executive for any and all actual costs and expenses reasonably incurred by the Executive in providing this assistance in accordance with the standard policies and procedures of the Company in effect from time to time related to reimbursable expenses.

6. Confidential Information. The Executive acknowledges that he will have access or be privy to certain confidential business and proprietary information of the Company and its Subsidiaries as a result of the Executive’s employment with the Company or its subsidiaries. Confidential information may include, but is not limited to, business decisions, plans, procedures, strategies and policies, legal matters affecting the Company and its subsidiaries and their respective businesses, personnel, customer records information, trade secrets, bid prices, evaluations of bids, contractual terms and arrangements (prospective purchases and sales), pricing strategies, financial and business forecasts and plans and other information affecting the value or sales of products, goods, services or securities of the Company or its subsidiaries, and personal information regarding employees (collectively, the “Confidential Information”). The Executive acknowledges and agrees the Confidential Information is and shall remain the sole and exclusive property of the Company or its Subsidiary. The Executive shall not disclose to any unauthorized person, or use for the Executive’s own purposes, any Confidential Information without the prior written consent of the Board, which consent may be withheld by the Board at its sole discretion, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of the Executive’s acts or omissions. The Executive agrees to maintain the confidentiality of the Confidential Information after the termination of the Executive’s employment; provided, further, that if at any time the Executive or any person or entity to which the Executive has disclosed any Confidential Information becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, the Executive shall provide the Company with prompt, prior written notice of such requirement so the Company, in its sole discretion, may seek a protective order or other appropriate remedy and/or waive compliance with the terms hereof. In the event that a protective order or other remedy is not obtained or the Company waives compliance with the provisions of this Agreement, the Executive shall ensure that only the portion of the Confidential Information which the Executive or that person is advised by written opinion of the Company’s counsel that the Executive is legally required to disclose is disclosed, and the Executive further covenants and agrees to exercise reasonable efforts to obtain assurance that the recipient of any Confidential Information shall not further disclose that Confidential Information to others, except as required by law, following such disclosure. In addition, the Executive covenants and agrees to deliver to the Company upon termination of this Agreement, and at any other time as the Company may request, any and all property of the Company including, but not limited to, keys, computers, credit cards, company car, memoranda, notes, plans, records, reports, computer tapes, printouts and software, Confidential Information in any form whatsoever, and other documents and data (and copies thereof) and relating to the Company or any subsidiary which he may then possess or have under his control or to which the Executive had access to or possession of in the course of such employment.

7. Covenant Not to Compete or Disparage. The Executive hereby agrees that for a period of two (2) years following the expiration or termination of this Agreement (the “Non-Compete Period”), the Executive shall not: (i) directly or indirectly, either individually or for any other person or entity (whether as an officer, director, employee, owner, stockholder, consultant, agent, advisor, general partner, limited partner, member, manager, or otherwise), or as a part of a group, own, operate, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with any part of the business presently engaged in by the Company within any geographical area in which the Company engages or has proposed to engage in such business (or solicit any person to engage in any of the foregoing activities); (ii) directly or indirectly, individually or for any other person or entity induce or attempt to induce any employee of the Company to leave the employ of the Company, hire any person who is an employee of the Company as of, or immediately prior to, the time of the hiring, or induce or attempt to induce any manufacturers’ representative, customer, supplier, licensee, agent or any other person or entity having a business relationship with the Company to cease doing business with or reduce the volume of its business with the Company; or (iii) initiate, participate or engage in any communication whatsoever with any current or former customer, supplier, vendor or competitor of the Company or its subsidiaries or any of their respective shareholders, partners, members, directors, managers, officers, employees or agents, or with any current or former shareholder, partner, member, director, manager, officer, employee or agent of the Company or its subsidiaries, or with any third party, which communication could reasonably be interpreted as derogatory or disparaging to the Company or its subsidiaries, including but not limited to the business, practices, policies, shareholders, partners, members, directors, managers, officers, employees, agents, advisors and attorneys of the Company or its Subsidiaries. Provided, however, nothing herein shall prohibit the Executive from being a passive owner of or controlling, directly or indirectly, of not more than five percent (5%) in the aggregate of the outstanding stock of any class of a corporation which is publicly traded and which competes in the business of the Company so long as the Executive has no direct or indirect participation in the management of such corporation. The Executive acknowledges that the foregoing restriction is reasonable in all respects and that there is no less restrictive provision in terms of duration, prohibited activities or geographic area which would adequately protect the Company’s assets and other legitimate business interests. For the purposes of the foregoing, a business shall be deemed to be competing with the business of the Company if that business (a) operates retail furniture stores that sell living room, dining room, bedroom, or entertainment room furniture, and (b) more than ten percent (10%) of those stores are located within the same markets as those stores operated by the Company. Notwithstanding the foregoing, in the event any part of this covenant set forth in this provision shall be held invalid, illegal or unenforceable by a court of competent jurisdiction, the Executive and the Company hereby agree that such invalid, illegal or unenforceable provision or section hereof shall be severed from this Agreement without affecting the remaining portions hereof in any manner. In the event any portion of this provision related to the time or geographical area restrictions of this Agreement shall be declared by a court of competent jurisdiction to exceed the maximum time or geographical area restrictions the court deems reasonable or enforceable, said time or geographic area restriction shall be deemed to become and thereafter shall be the time or geographic area which the court shall deem reasonable and enforceable.

8. Arbitration

8.1 Except as provided in Section 8.3, the Executive and the Company acknowledge and agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination of this Agreement, shall be settled by binding arbitration unless otherwise required by law, to be held in Richmond, Virginia in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in the dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The party against whom the arbitrator(s) shall render an award shall pay the other party’s actual and reasonable attorneys’ fees and other reasonable costs and expenses in connection with the enforcement of its rights under this Agreement (including the enforcement of any arbitration award in court), unless and to the extent the arbitrator(s) shall determine that under the circumstances recovery by the prevailing party of all or a part of any fees and costs and expenses would be unjust.

8.2 The arbitrator(s) shall apply Virginia law to the merits of any dispute or claim, without reference to rules of conflicts of law. The Executive herby consents to the personal jurisdiction of the state and federal courts located in Virginia for any action or proceeding arising from or relating to any arbitration in which the parties are participants.

8.3 The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator.

8.4 THE EXECUTIVE HEREBY CONFIRMS HE HAS READ AND UNDERSTANDS THIS SECTION 8, WHICH DISCUSSES ARBITRATION, AND UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, HE AGREES, EXCEPT AS PROVIDED IN SECTION 8.3, TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION OF THIS AGREEMENT TO BINDING ARBITRATION, UNLESS OTHERWISE REQUIRED BY LAW, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF HIS RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF HIS RELATIONSHIP WITH THE COMPANY.

9. Notices. Any notice provided for in this Agreement shall be in writing and shall be (i) personally delivered, (ii) mailed by first class mail, return receipt requested, or (iii) send by nation courier service (such as FedEx or DHL) to the recipient at the address indicated below:

To Executive:	Curtis C. Kimbrell
RoomStore, Inc.
12501 Patterson Avenue
Richmond, VA 23238

To Company:	Board of Directors
c/o RoomStore, Inc.
12501 Patterson Avenue
Richmond, VA 23238
Attn: Legal Dept.

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.

10. Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, without giving effect to any choice of law or conflict of law rules or provisions (whether of the Commonwealth of Virginia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Virginia. In furtherance of the foregoing, the internal law of the Commonwealth of Virginia shall control the interpretation and construction of this Agreement, even though under the jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

11. Severability. Each section, subsection and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant or provision hereof. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable, such provision shall be deemed limited by construction in scope and effect to the minimum extent necessary to render the same valid and enforceable, and, in the event such a limiting construction is impossible, the invalid or unenforceable provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

12. Amendments or Modifications. Neither this Agreement nor any term or provision in it may be changed, waived, discharged, rescinded or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge, rescission or termination is sought.

13. Waiver. No failure on the part of either party to this Agreement to exercise, and no delay in exercising, any right, power or remedy created under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by a party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No waiver by a party hereto to any breach of, or default in, any term or condition of this Agreement shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition of this Agreement. The terms and provisions of this Agreement, whether individually or in their entirety, may only be waived in writing and signed by the party against whom or which the enforcement of the waiver is sought.

14. Successors and Assigns. This Agreement shall be binding upon and inure to the benefits of the successors, assigns, heirs, legatees, devisees, executors, administrators, receivers, trustees and representatives of the Executive and the Company and its subsidiaries and their respective successors, assigns, administrators, receivers, trustees and representatives.

15. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

16. Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

17. Fees and Expenses. All costs and expenses incurred by either party in the preparation, negotiation or performance of this Agreement shall be borne solely by the party incurring the expense without right of reimbursement.

18. Further Assurances. The Executive and the Company covenant and agree that each will execute any additional instruments and take any actions as may be reasonably requested by the other party to confirm or perfect or otherwise to carry out the intent and purpose of this Agreement.

19. Construction. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Executive and the Company, and no presumption or burden of proof shall arise favoring or disfavoring either by virtue of the authorship of any of the provisions of this Agreement.

20. Survival. The Executive and the Company agree that the terms and conditions of Sections 4 through 15 (inclusive), 19, 20 and 21 of this Agreement shall survive and continue in full force and effect, notwithstanding any expiration or termination of the Employment Period or this Agreement.

21. Entire Agreement. This Agreement contains and constitutes the entire agreement between the Executive and the Company and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, between the Executive and the Company relating to the subject matter hereof in any way.

IN WITNESS WHEREOF, the parties have executed and delivered this Employment Agreement as of the date first above written.

RoomStore, Inc.

/s/ Robert C. Shaffner
By: Robert C. Shaffner
Title: Chairman of the Board of Directors

Curtis C. Kimbrell III

/s/ Curtis C. Kimbrell III

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